Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into effective as of October 20, 2006 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, Inc., a Delaware corporation (the “Company”), and James Kang, an individual (the “Consultant”).

RECITALS

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company desires to engage the Consultant to provide consulting services to the Company; and

WHEREAS, the Consultant desires to provide consulting services to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:

1.                                       Consulting Engagement.  The Company hereby engages the Consultant to provide consulting services to the Company, and the Consultant hereby accepts such engagement, upon the terms and conditions set forth in this Agreement.  The consulting services to be provided by the Consultant hereunder will be provided on an as-needed basis (as requested by the Company, in its discretion), and such consulting services will consist of the provision of advice, information, and consultation regarding the development, manufacture, fabrication, marketing, distribution, and sale of amorphous metal alloys  (collectively, the “Consulting Services”).  Under this Agreement, Consultant will be required to provide on an as needed basis up to 40 hours per month of Consulting Services, and such Consulting Services will be provided at such times and on such days as shall be determined by Consultant in his reasonable discretion consistent with the timely provision of his services.  To the extent that the Company shall have any parent company, subsidiaries, affiliated corporations, partnerships, or joint ventures (collectively “Related Entities”), the Consultant shall, without additional compensation, perform the Consulting Services for these entities, during the term of this agreement, to the same extent as for the Company.

2.                                       Term. Subject to the terms and conditions of this Agreement, including, but not limited to, the provisions for early termination set forth in Section 5 hereof, the consulting engagement of the Consultant under this Agreement shall commence on the Effective Date and shall continue through December 31, 2009 (the “Consulting Term”).

3.                                       Independent Contractor.  At all times during the Consultant’s engagement, the Consultant will act as an independent contractor. The Consultant will not be considered an employee of the Company for any purpose and will not be entitled to any of the benefits that the Company may provide for its employees.  Moreover, it is expressly agreed by the parties that no agency relationship is, or will be deemed to have been, created by this Agreement, and no party will by reason of this Agreement have the power or authority to bind any other party contractually or otherwise.  The Consultant will be solely responsible for the payment and reporting of any and all federal and state taxes and withholdings due on amounts paid hereunder, and Company will not withhold any amounts for federal, state or local income taxes or taxes, assessments or withholding liabilities, and the Consultant will indemnify and hold Company harmless from and against any costs, damages or liabilities relating to any such taxes, assessments or withholdings.  In addition to the foregoing, nothing set forth in this Agreement shall be construed as creating a partnership or joint venture between the Consultant and the Company.

4.                                       Consulting Fees and Expenses.

(a) Fee.  As compensation for Consultant’s services and in consideration for the Consultant’s covenants contained in this Agreement, the Company shall pay the Consultant a consulting fee of Two Hundred Thousand Dollars ($200,000.00) per annum for the provision of Consulting Services hereunder.  The Consulting Fee shall be payable in equal monthly installments.

(b) Reimbursement of Expenses.  The Consultant shall be reimbursed for standard travel expenses (coach airfare, moderate lodging, standard rental car, etc.), plus other reasonable and customary business expenses incurred by the Consultant and approved by the Company in connection with the performance of Consulting Services hereunder, provided that such reimbursement shall be subject to, and in accordance with, any travel policies, expense reimbursement policies and/or expense documentation requirements of the Company that may be in effect from time to time.  Such reimbursement of expenses shall not include corporate housing, personal expenses and other “ex-pat” type of expenses.

5.                                       Termination.

(a)                                  Death.  The Consulting Term shall terminate early immediately upon Consultant’s death.  In the event of a termination pursuant to this Section 5(a), the Consultant’s estate shall be entitled to receive any unpaid Consulting Fees owing to Consultant up through and including the date of the Consultant’s death.

(b)                                 Termination By Consultant. Consultant may, prior to the scheduled expiration of the Consulting Term, terminate the Consulting Term at any time without cause and without penalty, provided that at least 30 days’ prior written notice of termination is provided by the Consultant to the Company. In the event of a termination pursuant to this Section 5(b), the Consultant shall be entitled to receive any unpaid Consulting Fees owing to Consultant up through and including the effective date of the termination of the Consulting Term.

(c)                                  Termination By Company With Cause.  The Company may terminate the Consulting Term at any time with Cause.  As used in this Agreement, “Cause” shall include the following: (1) the Consultant’s failure or inability to perform Consultant’s duties under this Agreement; (2) dishonesty or other serious misconduct, (3) the commission of an unlawful act material to Consultant’s engagement hereunder, (4) a material violation of the Company’s policies or practices which reasonably justifies immediate termination; (5) committing, pleading guilty, nolo contendre or no contest (or their equivalent) to, entering into a pretrial intervention or diversion program regarding, or conviction of, a felony or any crime or act involving moral turpitude, fraud, dishonesty, or misrepresentation; (6) the commission by the Consultant of any act which could reasonably affect or impact to a material degree the interests of the Company or Related Entities or in some manner injure the reputation, business, or business relationships of the Company or Related Entities; or (7) any material breach by the Consultant of this Agreement.  The Company may terminate the Consulting Term for Cause at any time without notice.  In the event of a termination for Cause, the Company shall be relieved of all its obligations to the Consultant provided for by this Agreement as of the effective date of termination, and all payments to the Consultant hereunder shall immediately cease and terminate as of such date, except that Consultant shall be entitled to the Consulting Fee hereunder up to and including the effective date of termination.

(d)                                 Termination Without Cause.  The Company shall have the right to terminate Consultant’s engagement pursuant to this Agreement at any time without Cause.  In the event of a termination of the Consultant’s engagement by the Company pursuant to this paragraph (d), the Consultant shall continue to be entitled to the Consulting Fees to which Consultant would have otherwise been entitled hereunder during the Consulting Term in the absence of such termination.

(e)                                  Survival of Certain Provisions.  The provisions set forth in Sections 6 through 13 of this Agreement shall survive the expiration or termination of the Consulting Term, regardless of the reason for termination and regardless of which party causes the termination.

6.                                       Nonsolicitation and Nondisclosure Covenants.

(a)                                  Rationale for Restrictions.  Consultant acknowledges that the Consulting Services to be provided hereunder are of a special, unique, and extraordinary character, and Consultant’s engagement by the Company places Consultant in a position of confidence and trust with customers, suppliers, and other persons and entities with whom the Company and its Related Entities have a business relationship.   The Consultant further acknowledges that the rendering of services under this Agreement will likely require the disclosure to Consultant of Confidential Information (as defined below) relating to the Company and/or Related Entities.  As a consequence, the Consultant agrees that it is reasonable and necessary for the protection of the goodwill and legitimate business interests of the Company and Related Entities that the Consultant make the covenants contained in this Section 6, that such covenants are a material inducement for the Company to engage the Consultant and to enter into this Agreement, and that the covenants are given as an integral part of and incident to this Agreement.

(b)                                 Nonsolicitation Covenants.  As used herein, the term “Restrictive Period” means the time period commencing on the Effective Date of this Agreement and ending on the second (2nd) anniversary of the date on which the Consulting Term expires or is terminated.  In addition, the term “Covered Business” means any business which is the same as, or similar to, any business conducted by the Company or any of the Related Entities at any time during the Restrictive Period.  The Consultant agrees that the Consultant will not engage in any of the following acts anywhere in the world during the Restrictive Period:

(i)                                     directly or indirectly assist, promote or encourage any existing or potential employees, customers, clients, or vendors of the Company or any Related Entity, as well as any other parties which have a business relationship with the Company or a Related Entity, to terminate, discontinue, or reduce the extent of their relationship with the Company or a Related Entity;

(ii)                                  directly or indirectly solicit business of the same or similar type as a Covered Business, from any person or entity known by the Consultant to be a customer or client of the Company, whether or not the Consultant had contact with such person or entity during the Consultant’s engagement by the Company;

(iii)                               disparage the Company, any Related Entities, and/or any shareholder, director, officer, employee, or agent of the Company or any Related Entity; and/or

(iv)                              engage in any practice the purpose of which is to evade the provisions of this Section 6 or commit any act which adversely affects the Company, any Related Entity, or their respective businesses.

The Consultant acknowledges and agrees that, in light of the unique nature of the Company’s business, the Company will market its products on a worldwide basis and will compete with various companies and businesses across and world.  Accordingly, the Consultant agrees that the geographic scope of the above covenants is a reasonable means of protecting the Company’s (and the Related Entities’) legitimate business interests.

(c)                                  Disclosure of Confidential Information.  The Consultant acknowledges that the inventions, innovations, software, trade secrets, business plans, financial strategies, finances, and all other confidential or proprietary information with respect to the business and operations of the Company and Related Entities are valuable, special, and unique assets of the Company.  Accordingly, the Consultant agrees not to, at any time whatsoever either during or after the Consulting Term, disclose, directly or indirectly, to any person or entity, or use or authorize any person or entity to use, any confidential or proprietary information with respect to the Company or Related Entities without the prior written consent of the Company, including, without limitation, information as to the financial condition, results of operations, identities of clients or prospective clients, products under development, acquisition strategies or acquisitions under consideration, pricing or cost information, marketing strategies or any other information relating to the Company or any of the Related Entities which could be reasonably regarded as confidential (collectively referred to as “Confidential Information”).  However, the term “Confidential Information” does not include any information which is or shall become generally available to the public other than as a result of disclosure by the Consultant or by any person or entity which the Consultant knows (or which the Consultant reasonably should know) has a duty of confidentiality to the Company or a Related Entity with respect to such information.  In addition to the foregoing, Company will be fully entitled to all of the protections and benefits afforded by the Florida Uniform Trade Secrets Act and other applicable law.

(d)                                 Prevention of Premature Disclosure of Information.  The Consultant agrees and acknowledges that, because the success of the Company is heavily dependent upon maintaining the secrecy of the Company’s Confidential Information and preventing the premature public disclosure of the Company’s proprietary information and technology, the Consultant agrees to use the Consultant’s best efforts and his highest degree of care, diligence, and prudence to ensure that no Confidential Information prematurely leaks or otherwise prematurely makes its way into the public domain or any public forum, including, without limitation, into any trade publications, internet chat rooms, or other similar forums.  In the event that the Consultant becomes aware of any premature leak of Confidential Information or becomes aware of any circumstances creating a risk of such a leak, the Consultant shall immediately inform the Company of such leak or of such circumstances.

(e)                                  Removal and Return of Proprietary Items.  The Consultant will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of the Consulting Services at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”).  The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company.  Upon expiration or termination of the Consulting Term, or upon the request of the Company during the Consulting Term, the Consultant will return to the Company all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(f)                                    Enforcement and Remedies.  In the event of any breach of any of the covenants set forth in this Section 6, the Consultant recognizes that the remedies at law will be inadequate and that in addition to any relief at law which may be available to the Company for such violation or breach and regardless of any other provision contained in this Agreement, the Company shall be entitled to equitable remedies (including an injunction) and such other relief as a court may grant after considering the intent of this Section 6.  Additionally, the period of time applicable to any covenant set forth in this Section 6 will be extended by the duration of any violation by the Consultant of such covenant.  In the event a court of competent jurisdiction determines that any of the covenants set forth in this Section 6 are excessively broad as to duration, geographic scope, prohibited activities or otherwise, the parties agree that this covenant shall be reduced or curtailed to the extent, but only to the extent, necessary to render it enforceable.

7.                                       Work Product.

(a)                                  Definition. For purposes of this Agreement, “Work Product” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Consultant, either solely or in conjunction with others, during the Consulting Term or during the six (6) month period following the Consulting Term, that relates in any way to amorphous alloys or composite materials containing amorphous alloys (including, but not limited to, the composition, processing, manufacturing properties, or application of amorphous alloys or composites thereof, except that innovations in the preparation of titanium, zirconium, hafnium, vanadium, niobium, tantalum, and any of their alloys with any element(s) by the so-called Fray, FFC, or Cambridge Process are specifically excluded.

(b)                                 Ownership of Work Product.  Consultant agrees and acknowledges that all Work Product will belong exclusively to the Company and that all items of Work Product are works made for hire and the property of the Company, including any copyrights, patents, semiconductor mask protection, or other intellectual property rights pertaining thereto.  If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Company all of the Consultant’s right, title, and interest, including all rights of copyright, patent, semiconductor mask protection, and other intellectual property rights, to or in such Work Product. The Consultant covenants that the Consultant will promptly:

(i)                                     disclose to the Company in writing any Work Product;

(ii)                                  assign to the Company or to a party designated by the Company, at the Company’s request and without additional compensation, all of the Consultant’s right to the Work Product for the United States and all foreign jurisdictions;

(iii)                               execute and deliver to the Company such applications, assignments, and other documents as the Company may request in order to apply for and obtain patents or other registrations with respect to any Work Product in the United States and any foreign jurisdictions;

(iv)                              sign all other papers necessary to carry out the above obligations; and

(v)                                 give testimony and render any other assistance in support of the Company’s rights to any Work Product.

8.                                       Essential and Independent Covenants.  The Consultant’s covenants in Sections 6 and 7 of this Agreement are independent covenants, and the existence of any claim by the Consultant against the Company under this Agreement or otherwise will not excuse the Consultant’s breach of any covenant in Section 6 or 7.

9.                                       Representations and Warranties by The Consultant. The Consultant represents and warrants to the Company that the execution and delivery by the Consultant of this Agreement do not, and the performance by the Consultant of the Consultant’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Consultant, or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Consultant is a party or by which the Consultant is or may be bound, including, without limitation, any noncompetition agreement or similar agreement.

10.                                 Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by facsimile transmission (as long as receipt is acknowledged), or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the address or facsimile number for each party set forth on the signature page hereto, or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

11.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such waiver or modification is agreed to in writing signed by both of the parties hereto.  No waiver by any party hereto of any breach by any other party hereto shall be deemed a waiver of any similar or dissimilar term or condition at the same or at any prior or subsequent time.  This Agreement is the entire agreement between the parties hereto with respect to the Consultant’s engagement by the Company, and there are no agreements or representations, oral or otherwise, expressed or implied, with respect to or related to the engagement of the Consultant which are not set forth in this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Company, its respective successors and assigns, and the Consultant and Consultant’s heirs, executors, administrators and legal representatives.  The duties and covenants of the Consultant under this Agreement, being personal, may not be delegated or assigned by the Consultant without the prior written consent of the Company, and any attempted delegation or assignment without such prior written consent shall be null and void and without legal effect.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

12.                                 Governing Law; Resolution of Disputes. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California without regard to principles of choice of law or conflicts of law thereunder.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court located in Orange County, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.  THE PARTIES HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION ARISING UNDER OR RELATING TO THIS AGREEMENT.

13.                                 Acknowledgment of Termination of Employment Agreement.  Reference is hereby made to that certain Employment Agreement, dated May 1, 2002, between the Company and Consultant, as amended by Amendment No. 1 thereto dated June 28, 2001 and Amendment No. 2 thereto dated September 1, 2003 (the “Employment Agreement”).  Consultant hereby acknowledges and agrees that the Employment Agreement is terminated effective as of the Effective Date and that no further compensation or other payments are due to Consultant pursuant to the Employment Agreement other than accrued but unpaid salary through the Effective Date.

14.                                 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be effective upon the execution and delivery by any party hereto of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page covenants and agrees to deliver promptly after the date hereof two (2) original copies to the other party hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LIQUIDMETAL TECHNOLOGIES

By:	/s/ Larry Buffington
Larry Buffington, President and CEO

Liquidmetal Technologies
25800 Commercentre Drive, Suite 100
Lake Forest, CA 92630
Facsimile Number: (949) 206-8008

CONSULTANT

By:	/s/ James Kang
James Kang, individual

Hyundai Hyperiod
Youngsan-Gu, Hannam-Dong
Seoul, Korea